Exhibit 10.10

August 24, 2008

Ms. Katherine L. Wolf

252 7th Avenue, Apt. 10G

New York, NY 10001

Dear Katherine,

I am very excited to offer you the parameters of your employment opportunity with Vision-Sciences, Inc. (“VSI”), at our Orangeburg, New York location.

The terms of employment upon which we have agreed are described below:

•	Effective Date:		September 16, 2008

•	Position:		Executive Vice President, Corporate Development and CFO

•	Initial Responsibilities:

		•	Report directly to the President & Chief Executive Officer.

		•	Assume oversight of all functions of VSI financial operations and business development activities.

		•	All other standard duties generally applicable to the title and position.

•	Compensation:

	1. Annual Base Salary:		$255,000 USD

2. Bonus:

•                  Subject to recommendation on an annual basis by the CEO and, subject to approval by VSI’s Board of Directors.

•                  Up to 25% of Base Salary. The actual bonus amount will be contingent, upon achieving certain pre-defined milestones or objectives.

•                  You must be an employee of VSI at the time bonuses are disbursed to be eligible to receive any bonus payments, unless you were terminated without Cause after the first anniversary of the start of the Subsequent Term and before your bonus was paid, in which case you will receive the full amount due. If you resign or are terminated for Cause, you will not be entitled to collect the bonus.

•                  “Cause” means:  (i) your engaging in any willful act of dishonesty, fraud or misrepresentation; (ii) your violation of any federal or state law or regulation (other than misdemeanors or traffic violations); (iii) your material and intentional breach of the confidentiality agreement or invention assignment agreement between you and VSI; or (iv) your failure to follow the lawful directions of the Board or the Chief Executive Officer.

•                  Options.

You will receive an incentive stock option to purchase 600,000 shares of common stock of VSI, subject to approval of the Compensation Committee of the Board of Directors, at a purchase price equal to the closing market price on Effective Date (The “Employment Options”).  You will also receive an incentive stock option to purchase additional 200,000 shares of common stock of VSI, at a purchase price equal to the closing market price on Effective Date, subject to successful completion of an institutional fund raising that generates at least $20 million net in cash for the Company within the first 24 months after the Effective Date (The “Supplemental Options”). The Employment Options will vest in four equal installments of 150,000 shares, starting on the first anniversary of the Effective Date and on each of the next three anniversaries. The Supplemental Options will vest is three equal installments of 66,666 shares upon the first, second and third anniversaries of the closing of the noted transaction. All the options will be subject to the terms of VSI’s stock option plan and standard option agreement, including the terms with respect accelerated vesting upon an acquisition. You will be eligible to participate in such other option grants and other incentive plans as the Board may determine.

•                  Severance.

As member of the executive management team you shall accumulate severance (including salary and health benefits) at the rate of three (3) months after each of the 1st, 2nd, 3rd and 4th anniversaries for a total of twelve (12) months.

•                  Paid Time Off:                          You will be eligible to participate in our PTO policy after ninety days of employment.

•                  Benefits:                           You will be entitled to participate in VSI’s standard benefits package.

Please note that this offer of employment is contingent upon the successful completion of a background and reference check.

You will also be asked to sign a non-disclosure and non-compete agreement (“NDA”) on your Effective Date (together with this offer letter, the “Agreement”).  This Agreement represents your entire agreement with VSI with respect to your employment for VSI.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

If the foregoing terms of employment are acceptable to you, please indicate your agreement by initialing each page of this letter and signing where indicated below.  If not accepted by you, this offer will expire one week from the date first written above.

I very much look forward to you joining the team and to working together.

Yours truly,

Ron Hadani
President & CEO

Offer Letter August 24, 2008

Accepted:	/s/ Katherine L. Wolf	Date:	September 16, 2008
Katherine L. Wolf